AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

TRUSTMARK CORPORATION

AND

BANCTRUST FINANCIAL GROUP, INC.

Dated as of May 28, 2012

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4.23	STATE TAKEOVER STATUTES AND TAKEOVER PROVISIONS	19
4.24	OPINION OF FINANCIAL ADVISOR	19
4.25	TAX AND REGULATORY MATTERS	20
4.26	LOAN MATTERS	20
4.27	INSURANCE	20
4.28	TRUST BUSINESS	21
4.29	BROKERS AND FINDERS	21
4.30	TRANSACTIONS WITH AFFILIATES	21

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		21

5.1	THE STANDARD	21
5.2	ORGANIZATION, STANDING , AND POWER	22
5.3	AUTHORITY; NO BREACH BY AGREEMENT	22
5.4	CAPITAL STOCK	22
5.5	BUYER SUBSIDIARIES	23
5.6	SEC FILINGS; FINANCIAL STATEMENTS	23
5.7	ABSENCE OF UNDISCLOSED LIABILITIES	24
5.8	ABSENCE OF CERTAIN CHANGES OR EVENTS	24
5.9	TAX MATTERS	24
5.10	ENVIRONMENTAL MATTERS	25
5.11	COMPLIANCE WITH LAWS	25
5.12	LEGAL PROCEEDINGS	25
5.13	MATERIAL CONTRACTS	26
5.14	REPORTS	26
5.15	STATEMENTS TRUE AND CORRECT	26
5.16	TAX AND REGULATORY MATTERS	26
5.17	BROKERS AND FINDERS	27

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		27

6.1	AFFIRMATIVE COVENANTS OF TARGET	27
6.2	NEGATIVE COVENANTS OF TARGET	27
6.3	COVENANTS OF BUYER	31
6.4	REPORTS	31

ARTICLE 7 ADDITIONAL AGREEMENTS		32

7.1	REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL	32
7.2	ACQUISITION PROPOSALS	32
7.3	EXCHANGE LISTING	35
7.4	CONSENTS OF REGULATORY AUTHORITIES	35
7.5	INVESTIGATION AND CONFIDENTIALITY	36
7.6	PRESS RELEASES	36
7.7	TAX TREATMENT	36
7.8	EMPLOYEE BENEFITS AND CONTRACTS	36
7.9	INDEMNIFICATION	39
7.10	TARP PURCHASE AND WARRANT	40
7.11	OPERATING FUNCTIONS	40
7.12	STOCKHOLDER LITIGATION	41
7.13	LIQUIDATION OF REITS	41

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7.14	TERMINATION OF THE SEDA	41

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		41

8.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY	41
8.2	CONDITIONS TO OBLIGATIONS OF BUYER	42
8.3	CONDITIONS TO OBLIGATIONS OF TARGET	43

ARTICLE 9 TERMINATION		43

9.1	TERMINATION	43
9.2	EFFECT OF TERMINATION	44
9.3	NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS	44

ARTICLE 10 MISCELLANEOUS		45

10.1	DEFINITIONS	45
10.2	REFERENCED PAGES	52
10.3	EXPENSES	54
10.4	ENTIRE AGREEMENT	55
10.5	AMENDMENTS	55
10.6	WAIVERS	55
10.7	ASSIGNMENT	55
10.8	NOTICES	56
10.9	GOVERNING LAW	57
10.10	COUNTERPARTS; SIGNATURES	57
10.11	CAPTIONS; ARTICLES AND SECTIONS	57
10.12	INTERPRETATIONS	57
10.13	ENFORCEMENT OF AGREEMENT	57
10.14	SEVERABILITY	58
10.15	DISCLOSURE	58

Exhibit A: Form of Subsidiary Plan of Merger

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of May 28, 2012, by and between Trustmark Corporation (“Buyer”), a Mississippi corporation, and BancTrust Financial Group, Inc. (“Target”), an Alabama corporation.

Preamble

The respective Boards of Directors of Target and Buyer have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties to this Agreement and their respective shareholders.  This Agreement provides for the acquisition of Target by Buyer pursuant to the merger of Target with and into Buyer with Buyer surviving as the surviving corporation.  At the effective time of such Merger, the outstanding shares of Target Common Stock shall be converted into the right to receive shares of Buyer Common Stock (except as provided herein).  As a result, shareholders of Target shall become shareholders of Buyer.  In connection with the acquisition of Target, Buyer shall purchase each share of Target’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value, with a stated liquidation amount of $1,000 per share (the “Target Series A Preferred Stock”), that is issued and outstanding immediately prior to the Effective Time (the “TARP Purchase”), and will purchase each warrant issued by Target on December 19, 2008 (the “Warrant”), to the United States Department of the Treasury (the “Treasury”), in connection with the issuance of the Target Series A Preferred Stock (the “Warrant Purchase”).  The transactions described in this Agreement are subject to the approvals of the shareholders of Target and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement.  It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

ARTICLE 1    TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Target shall be merged with and into Buyer in accordance with the provisions of the Alabama Business Corporation Law (the “ABCL”) and the Mississippi Business Corporation Act (the “MBCA”) and with the effects provided in Section 10A-2-11.06 of the ABCL and Section 79-4-11.07 of the MBCA (the “Merger”).  Buyer shall be the Surviving Corporation resulting from the Merger, and shall continue to be governed by the Laws of the State of Mississippi.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Target and Buyer.

1.2 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M., Central Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing.  The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, located at 51 West 52nd Street, New York, New York, unless another location is mutually agreed upon by the Parties.

1.3 Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective (the “Effective Time”) on the date and at the time specified in the articles of merger to be filed with the Secretary of State of the State of Alabama and in the articles of merger to be filed with the Secretary of State of the State of Mississippi. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on the fifth business day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing).

1.4 Charter.

The Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

1.5 Bylaws.

The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

1.6 Directors and Officers.

The directors of Buyer in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.  The officers of Buyer in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

1.7 Bank Merger.

Immediately following the Merger, BankTrust, an Alabama banking corporation and a wholly owned Subsidiary of Target (“Target Bank”), will merge (the “Bank Merger”) with and into Trustmark National Bank, a national banking association and wholly owned Subsidiary of Buyer (“Buyer Bank”). Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Trustmark National Bank,” and, following the Bank Merger, the separate corporate existence of Target Bank shall cease. The Parties agree that the Bank Merger shall become effective simultaneously with the Effective Time.  The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit A hereto (the “Subsidiary Plan of Merger”).  In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval:  (i) Target shall cause Target Bank to approve the Subsidiary Plan of Merger,  Target, as the sole shareholder of Target Bank, shall approve the Subsidiary Plan of Merger and Target shall cause the Subsidiary Plan of Merger to be duly executed by Target Bank and delivered to Buyer and (ii) Buyer shall cause Buyer Bank to approve the Subsidiary Plan of Merger, Buyer, as the sole shareholder of Buyer Bank, shall approve the Subsidiary Plan of Merger and Buyer shall cause Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to Target.  Prior to the Effective Time, Target shall cause Target Bank, and Buyer shall cause Buyer Bank, to execute such articles or certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.  The parties shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the organizational documents of Buyer Bank, two (2) individuals who are currently directors of Target and who are mutually selected by Target and Buyer at least ten (10) business days prior to the date on which the Proxy Statement (as hereinafter defined) is first mailed to the shareholders of Target shall be appointed as directors of Buyer Bank.  If, prior to the Effective Time, any such individual for any reason ceases to serve as a director of Target, then a successor to such individual who is currently an independent director of Target shall be mutually selected by Target and Buyer and shall be duly appointed to the Board of Directors of Buyer Bank as of the Effective Time pursuant to this Section 1.7.

ARTICLE 2    MANNER OF CONVERTING SHARES

2.1 Conversion of Shares.

Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Target or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time; and

(b) Each share of Target Common Stock (excluding (i) shares held by any Target Entity or any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted and (ii) any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.125 of a share of Buyer Common Stock (the “Exchange Ratio”), subject to payment of cash in lieu of fractional shares of Buyer Common Stock as provided in Section 2.4.

(c) Each share of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist as of the Effective Time in connection with consummation of the TARP Purchase.

2.2 Anti-Dilution Provisions.

In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

2.3 Shares Held by Target or Buyer.

Each of the shares of Target Common Stock or Target Series A Preferred Stock held by any Target Entity or by any Buyer Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

2.4 Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock that such holder of shares of Target Common Stock would otherwise have been entitled multiplied by the market value of one share of Buyer Common Stock at the Effective Time.  The market value of one share of Buyer Common Stock at the Effective Time shall be the last reported sale price of such common stock on NASDAQ (as reported by The Wall Street Journal or, if not immediately reported thereby, any other authoritative source reasonably selected by Buyer) on the last trading day preceding the Closing Date.  No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

2.5 Treatment of Target Stock Awards.

(a) Not less than 30 days prior to the Effective Time, unless a longer notice period is otherwise required by the terms in effect on the date hereof of any agreement governing a stock option award (a “Target Option”), Target shall provide written notice to each holder of a then outstanding Target Option that (i) such Target Option shall be, as at the date of such notice, fully vested and exercisable in full and (ii) if such Target Option is not exercised or otherwise terminated on or before the Effective Time, such Target Option shall terminate as of the Effective Time as set forth in the immediately following sentence.  At the Effective Time, each Target Option that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Target Common Stock and shall terminate and be cancelled for no consideration.

(b) At the Effective Time, each right to receive shares of Target Common Stock under the BancTrust Financial Group, Inc. Amended and Restated Director Deferred Compensation Plan (the “Director Plan”) that is unsettled as of immediately prior to the Effective Time (each, a “Target Deferred Stock Award”) shall, by virtue of the Merger and without any action on the part of the holder thereof, subject to applicable Law and otherwise subject to the terms of the Director Plan be converted into the right to receive the number of shares of Buyer Common Stock equal to the product (rounded down to the nearest whole number of shares of Buyer Common Stock) determined by multiplying (x) the number of shares of Target Common Stock underlying or subject to the Target Deferred Stock Award, by (y) the Exchange Ratio.

(c) Except as may be prohibited by applicable Law, each share of Target Common Stock subject to vesting or other lapse of restrictions pursuant to a Target Stock Plan (each, a “Target Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time, and, at the Effective Time, the holder thereof shall be entitled to receive the number of shares of Buyer Common Stock with respect to each such Target Restricted Share that a share of Target Common Stock is entitled to in accordance with Section 2.1(b), less applicable tax withholding (if any).

(d) The board of directors of Target or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Target of Target Common Stock, Target Options, Target Restricted Shares or other equity securities of Target pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.  The board of directors of Buyer or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by the Target Insiders of Buyer Common Stock or other equity securities of Buyer pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.  For purposes of this Section 2.5(d), the term “Target Insiders” means those officers and directors of Target who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Buyer in conjunction with the Merger.

(e) Prior to the Effective Time, Target shall take all actions necessary to (i) terminate the Target Stock Plans effective as of the Effective Time and ensure that no current or former employees, directors or their beneficiaries have any right to receive shares of Target Common Stock or Buyer Common Stock under the Target Stock Plans or any award agreements thereunder following the Effective Time, except as expressly provided in Section 2.5(c) hereof with respect to the Target Restricted Shares, and (ii) terminate the Director Plan as required by Section 7.8(e) to ensure that no additional shares of Buyer Common Stock can be credited under such plan.

ARTICLE 3    EXCHANGE OF SHARES

3.1 Exchange Procedures.

(a) Promptly after the Effective Time, Buyer shall make available to Buyer’s transfer agent or another exchange agent selected by Buyer and reasonably acceptable to Target (the “Exchange Agent”) for exchange in accordance with this Section 3.1 the shares of Buyer Common Stock issuable pursuant to this Agreement.  Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “Street” holders, deliver) to each holder of record of a certificate or certificates which represented shares of Target Common Stock immediately prior to the Effective Time (the “Certificates”) or Book-Entry Shares appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent).  The Certificates or Book-Entry Shares of Target Common Stock so delivered shall be duly endorsed as the Exchange Agent may reasonably require.  In the event of a transfer of ownership of shares of Target Common Stock represented by Certificates or Book-Entry Shares that is not registered in the transfer records of Target, the consideration provided in Section 2.1 may be issued to a transferee if the Certificates or Book-Entry Shares representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid.  If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require and (iii) any other documents reasonably requested by the Exchange Agent to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.  The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.  Buyer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 2.1.

(b) After the Effective Time, each holder of shares of Target Common Stock (other than (i) shares to be canceled pursuant to Section 2.3 or (ii) Dissenting Shares) issued and outstanding at the Effective Time shall surrender the Certificates or Book-Entry Shares representing such shares, together with appropriate transmittal materials executed in accordance with the instructions thereto and such other documents as the Exchange Agent may reasonably require, to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) as provided for herein.  Buyer shall not be obligated to deliver the consideration to which any former holder of Target Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificates or Book-Entry Shares for exchange as provided in this Section 3.1.  All shares of Buyer Common Stock issued, including any cash paid in lieu of fractional shares, upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock formerly represented by such Certificates or Book-Entry Shares.

(c) Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law.  To the extent that any amounts are so withheld by Buyer or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

(d) Any other provision of this Agreement notwithstanding, neither of Buyer nor the Exchange Agent shall be liable to a holder of Target Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.2 Rights of Former Target Shareholders.

   (a) At the Effective Time, the stock transfer books of Target shall be closed as to holders of Target Common Stock immediately prior to the Effective Time and no transfer of Target Common Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 3.1, each Certificate and Book-Entry Share theretofore representing shares of Target Common Stock (other than shares to be canceled pursuant to Section 2.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.5 in exchange therefor, subject, however, to the Buyer’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Target in respect of such shares of Target Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.  Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate or Book-Entry Share until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Section 3.1.  However, upon surrender of such Certificate or Book-Entry Share, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate or Book-Entry Share.

   (b) If any Certificates or Book-Entry Shares shall not have been surrendered prior to three years after the Effective Time (or immediately prior to or such earlier date on which the Merger consideration would escheat to or become the property of any governmental entity), any such Merger consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

3.3 Dissenting Shareholders.

   (a) Notwithstanding anything in this Agreement to the contrary, shares of Target Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 10A-2-13.21 et seq. of the ABCL (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in Article 2 (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 10A-2-13.21 et seq. of the ABCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 10A-2-13.21 et seq. of the ABCL and this Section 3.3), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Target Common Stock under the ABCL. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Target Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, a portion of the Merger consideration exchangeable for each such share of Target Common Stock a specified in Article 2, without any interest thereon.

   (b) Target shall give Buyer (i) prompt notice of any written notices to exercise dissenter’s rights in respect of any shares of Target Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the ABCL and received by Target relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the ABCL.  Target shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF TARGET

Except as Previously Disclosed, Target hereby represents and warrants to Buyer as follows:

4.1 The Standard.

No representation or warranty of Target contained in Article 4 shall be deemed untrue or incorrect, and Target shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event, unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 4 has had or is reasonably likely to have a Material Adverse Effect on Target (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 4.8(a), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 4.2(a) (first and third sentences only), 4.2(b), 4.3(a), 4.3(b)(i), 4.4(b), 4.23 and 4.29, which shall be true and correct in all material respects, and the representations and warranties in Sections 4.4(a), 4.4(c), 4.7(iv) and 4.8(a), which shall be true and correct in all respects (except for inaccuracies in Sections 4.4(a) and 4.4(c) that are de minimis in amount).

4.2 Organization, Standing, and Power.

(a) Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets.  Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  Target is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”).

(b) True, complete and correct copies of the Amended and Restated Articles of Incorporation of Target and the Amended and Restated Bylaws of Target, each as in effect as of the date of this Agreement, have been Previously Disclosed.

4.3 Authority of Target; No Breach By Agreement.

(a) Target has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by Target’s shareholders in accordance with this Agreement and Alabama Law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Target (including a determination by the board of directors of Target that this Agreement is advisable and in the best interests of Target’s shareholders), subject to the approval and adoption of this Agreement by the holders of two-thirds (2/3) of the outstanding shares of Target Common Stock as contemplated by Section 7.1.  Subject to the requisite shareholder approval, and assuming the due authorization, execution and delivery by Buyer, this Agreement represents a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Target, nor the consummation by Target of the transactions contemplated hereby, nor compliance by Target with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Target’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws or other governing instruments of any Target Subsidiary or any resolution adopted by the board of directors or the shareholders of any Target Entity, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Target Entity under, any Contract or Permit of any Target Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Target Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the rules of NASDAQ, the ABCL and the MBCA, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Target of the Merger and the other transactions contemplated in this Agreement.

4.4 Capital Stock.

(a) The authorized capital stock of Target consists of (i) 100,000,000 shares of Target Common Stock, and (ii) 500,000 shares of preferred stock, no par value, of which 50,000 shares of Target Series A Preferred stock were designated as Fixed Rate Cumulative Perpetual Preferred Stock.

(b) All of the issued and outstanding shares of capital stock of Target are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCL.  None of the outstanding shares of capital stock of Target has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of Target.  Upon any issuance of any shares of Target Common Stock in accordance with the terms of the Target Stock Plans or pursuant to the Warrant, such shares will be duly and validly issued and fully paid and nonassessable under the ABCL.

(c) As of the close of business on May 17, 2012, (i) 17,967,388 shares of Target Common Stock (excluding treasury shares) were issued and outstanding, (ii) 255,560 shares of Target Common Stock were held by Target in its treasury, (iii) 50,000 shares of Target Series A Preferred Stock were issued and outstanding, (iv) no shares of Target preferred stock (other than Target Series A Preferred Stock) were issued and outstanding or held by Target in its treasury, (v) 730,994 shares of Target Common Stock were reserved for issuance pursuant to the Warrant, (vi) 569,507 shares of Target Common Stock were reserved for issuance pursuant to Target Stock Plans (of which 69,507 shares were subject to outstanding Target Options and 8,501 shares were subject to outstanding Target Restricted Shares), (vii) 220,772 shares of Target Common Stock were subject to outstanding Target Deferred Stock Awards under the Director Plan, (viii) 406,500 shares of Target Common Stock were reserved for issuance pursuant to the BancTrust Dividend Reinvestment and Stock Purchase Plan, and (ix) 2,703,450  shares of Target Common Stock were reserved for issuance pursuant to the Standby Equity Distribution Agreement with YA Global Master SPV Ltd., dated November 10, 2010 (the “SEDA”).  As of May 17, 2012, except for the Target Options, the Target Deferred Stock Awards and the Warrant, Target does not have and is not bound by any outstanding Equity Rights for shares of Target Common Stock, Target preferred stock or any other equity securities of Target or any securities representing the right to purchase or otherwise receive any shares of Target Common Stock, Target preferred stock or other equity securities of Target.  Except as set forth in Section 4.4, there are no shares of capital stock or other equity securities of Target outstanding and no outstanding Equity Rights relating to the capital stock of Target.  Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Target.  As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Target may vote are issued or outstanding.  Except as set forth in Section 4.4(c) of Target’s Disclosure Memorandum, there are no Contracts pursuant to which Target or any Target Subsidiaries is or could be required to register shares of Target’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Target or any Target Subsidiaries.  No Target Subsidiary owns any capital stock of Target.

4.5 Target Subsidiaries.

Target has disclosed in Section 4.5 of its Disclosure Memorandum each of the Target Subsidiaries that is a corporation (identifying its jurisdiction of incorporation) and each of the Target Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized).  Target or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Target Subsidiary.  No capital stock (or other equity interest) of any Target Subsidiary is or may become required to be issued (other than to another Target Entity) by reason of any Equity Rights, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to another Target Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Target Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Target Subsidiary (other than to another Target Entity).  There are no Contracts relating to the rights of any Target Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Target Subsidiary.  All of the shares of capital stock (or other equity interests) of each Target Subsidiary held by a Target Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Target Entity free and clear of any Lien.  Each Target Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the  power and authority (corporate, regulatory or otherwise) necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted.  Each Target Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  Each Target Subsidiary that is a depository institution (including Target Bank) is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Target, threatened.  The articles or certificate of incorporation or other governing document of each Target Subsidiary comply with applicable Law.  A complete and correct copy of the articles or certificate of incorporation or other governing documents of each Target Subsidiary, as amended and as currently in effect, has been Previously Disclosed.

4.6 SEC Filings; Financial Statements.

(a) Target has timely filed and made available to Buyer all SEC Documents required to be filed by Target since December 31, 2008 (the “Target SEC Reports”).  Except for normal examinations conducted by a Regulatory Authority in the regular course of regulating the business of the Target Entities, no Regulatory Authority notified Target that it has initiated any proceeding or, to the Knowledge of Target, threatened an investigation into the business or operations of any Target Entity since December 31, 2008.  The Target SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Target SEC Reports or necessary in order to make the statements in such Target SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Each of the Target Financial Statements (including, in each case, any related notes) contained in the Target SEC Reports, including any Target SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Target and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Since December 31, 2008, Target and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Target in the Target SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Target required under the Exchange Act with respect to such reports.  As of the date hereof, no executive officer of Target has failed in any material respect to make accurate certifications required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

(d) Target and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.7 Absence of Undisclosed Liabilities.

No Target Entity has incurred any Liability, except for Liabilities (i) incurred in the ordinary course of business consistent with past practice since March 31, 2012, (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) that are accrued or reserved against in the consolidated balance sheets of Target as of March 31, 2012 included in the Target Financial Statements delivered or filed prior to the date of this Agreement, or (iv) that are not reasonably likely to have a Material Adverse Effect on Target.

4.8 Absence of Certain Changes or Events.

 (a) Since March 31, 2012, there has not been a Material Adverse Effect on Target.

(b) Since March 31, 2012, Target and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

4.9 Tax Matters.

(a) All Target Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the Target Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Target Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.  There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of any of the Target Entities.  No claim has ever been made in writing by an authority in a jurisdiction where any Target Entity does not file a Tax Return that such Target Entity may be subject to Taxes by that jurisdiction.

(b) None of the Target Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Target Entity or the Assets of any Target Entity.  None of the Target Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Target Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Target Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Target Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Target Entities in filing their Tax Returns.

(e) None of the Target Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Target Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Target Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Target is parent), or as a transferee or successor.

(f) Since December 31, 2008, none of the Target Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(g) Target has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii).  None of the Target Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.  The net operating losses of the Target Entities are not subject to any limitation on their use under the provisions of Section 382 of the Internal Revenue Code other than any such limitation under the provisions of Section 382 of the Internal Revenue Code as may arise as a result of the consummation of the transactions contemplated by this Agreement.  None of the Target Entities have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

4.10 Assets.

Each Target Entity has good and marketable title to those Assets reflected in the latest Target Financial Statements as being owned by such Target Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”).  Target is the lessee of all leasehold estates reflected in the latest Target Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Target, the lessor.  There are no pending or, to the Knowledge of Target, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Target.  Target and its Subsidiaries own or lease all properties as are necessary to their operations now conducted.

4.11 Intellectual Property.

Each Target Entity owns or has a valid license to use all of the Intellectual Property necessary to carry on the business of such Target Entity, including sufficient rights in each copy possessed by each Target Entity.  Each Target Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Target Entity in connection with such Target Entity’s business operations, and such Target Entity has the right to convey by sale or license any Intellectual Property so conveyed.  No Target Entity is in Default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or to the Knowledge of Target threatened, which challenge the rights of any Target Entity with respect to Intellectual Property used, sold or licensed by such Target Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  The conduct of the business of the Target Entities does not infringe any Intellectual Property of any other person.  The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Target Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “BancTrust” and “BankTrust” trademarks will be transferred to Buyer in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Buyer shall have right and title to the “BancTrust” and “BankTrust” trademarks and trade names.

4.12 Environmental Matters.

(a) To the Knowledge of Target, each Target Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of Target, threatened before any court, governmental agency, or authority or other forum in which any Target Entity or any of its Operating Properties or Participation Facilities (or Target in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Target Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

4.13 Compliance with Laws.

Target is duly registered as a bank holding company under the BHC Act.  Each Target Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit.  None of the Target Entities:

(a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

(b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(c) since December 31, 2008, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Target Entity is not in compliance with any Laws or Orders, or (ii) requiring any Target Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

4.14 Community Reinvestment Act Compliance.

Each Target Subsidiary that is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Target has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Target Subsidiary having its current rating lowered.

4.15 Foreign Corrupt Practices.

No Target Entity, or, to the Knowledge of Target, any director, officer, agent, employee or other Person acting on behalf of a Target Entity has, in the course of its actions for, or on behalf of, any Target Entity (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.16 Labor Relations.

(a) No Target Entity is the subject of any Litigation asserting that it or any other Target Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Target Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Target Entity party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative.  There is no strike, slowdown, lockout or other job action or labor dispute involving any Target Entity pending or threatened and there have been no such actions or disputes since December 31, 2008.  To the Knowledge of Target, since December 31, 2008, there has not been any attempt by any Target Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Target Entity.  The employment of each employee and the engagement of each independent contractor of each Target Entity are terminable at will by the relevant Target Entity without any penalty, liability or severance obligation incurred by any Target Entity.

(b) All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed, and, to the Knowledge of Target, each individual who renders services to any Target Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under Target Benefit Plans).

4.17 Employee Benefit Plans.

(a) Target has disclosed in Section 4.17(a) of its Disclosure Memorandum, and has made available to Buyer prior to the execution of this Agreement, (i) true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Target Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate  (collectively, the “Target Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Target Entity or ERISA Affiliate has or reasonably could be expected to have any obligation or Liability.  Any of the Target Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Target ERISA Plan.”

(b) Target has made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Target Benefit Plans, (ii) all determination letters,  opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Target Benefit Plan for the current plan year and the preceding plan year, and (iv) the most recent summary plan descriptions and any material modifications thereto.

(c) Each Target Benefit Plan is in material compliance with the terms of such Target Benefit Plan and the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws.  Each Target Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Target ERISA Plan, or an application for an updated IRS determination letter has been timely submitted to the IRS and is pending.  Target is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter.

(d) There are no pending or, to the Knowledge of Target, threatened claims or disputes under the terms of, or in connection with, the Target Benefit Plans other than claims for benefits in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan.

(e) To the Knowledge of Target, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Target Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

(f) With respect to each Target ERISA Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Internal Revenue Code, (i) the Target Entities and their ERISA Affiliates have complied with the minimum funding requirements under Sections 412 and 430 of the Internal Revenue Code and Sections 302 and 303 of ERISA, whether or not waived, and (ii) no such Target ERISA Plan is currently in “at risk status” within the meaning of Section 430(i) of the Internal Revenue Code or Section 303(i) of ERISA. With respect to any Target Benefit Plan that is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Internal Revenue Code, such plan has been terminated by the proper board of directors’ action and any outstanding loan for which such plan is a borrower has been repaid in full. No Liability under Title IV of ERISA has been or is expected to be incurred by the Target Entities or their ERISA Affiliates, other than Liabilities in the ordinary course relating to the Retirement Plan for Employees of BancTrust Financial Group, Inc. (which includes other plans that have been merged into such plan).  Neither the Target Entities nor any of their ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A))  or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(g) Except as disclosed in Section 4.17(g) of the Disclosure Memorandum, no Target Entity has any Liability for retiree health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of such Target Entity to amend or terminate any such retiree health or benefit plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B.  No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any Target Benefit Plan and no circumstance exists which could reasonably be expected to give rise to such Tax.

(h) All contributions required to be made to any Target Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Target Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Target.

(i) Each Target Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Internal Revenue Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Internal Revenue Code, has since (i) January 1, 2006, been maintained and operated in good faith compliance with Section 409A of the Internal Revenue Code and IRS Notice 2005-1, and (ii) January 1, 2010, been in documentary and operational compliance with Section 409A of the Internal Revenue Code in all material respects and, to the Knowledge of the Target Companies, there are no existing circumstances that require correction under Notice 2010-6 or Notice 2008-113.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) except as disclosed in Section 4.17(j)(i) of the Disclosure Memorandum, result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any Target Entity, or (ii) result in any limitation on the right of any Target Entity to amend, merge, terminate or receive a reversion of assets from any Target Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Target Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) is reasonably expected to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.  The Section 280G analysis previously provided to Buyer sets forth accurate and complete data with respect to the four disqualified individuals identified therein and a good faith estimate of the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code, in each case, assuming that the Closing Date and qualifying termination of employment occurred in 2012 with respect to each individual identified in such calculations.  No Target Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Internal Revenue Code, or otherwise.

(k) The Target Entities have complied and will be in compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Regulatory Authority (collectively “EESA”).  Each of the Target’s senior executive officers serving at the time of the issuance of the Target Series A Preferred Stock executed and delivered a waiver and a letter agreement acknowledging and agreeing to amendments to Target’s compensation arrangements that may be necessitated by EESA and waiving any claims they may have with respect thereto.  These waivers and letter agreements were filed with the SEC by Target with a Current Report on Form 8-K on December 23, 2008.  With respect to any other employee of a Target Entity who is subject to the limitations imposed under EESA, the Target Benefit Plans applicable to such employee include have been amended to limit or reduce rights to compensation, including severance payments and benefits, for so long as the EESA limitations are required to be imposed.

4.18 Material Contracts.

Except as otherwise reflected in the Target SEC Reports, none of the Target Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $150,000, (b) any Contract relating to the borrowing of money by any Target Entity or the guarantee by any Target Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables) in excess of $100,000, (c) any Contract which prohibits or restricts any Target Entity (and/or, following consummation of the transactions contemplated by this Agreement, Buyer) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (d) any Contract between or among Target Entities, (e) any Contract relating to the purchase or sale of any goods or services by a Target Entity (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $250,000 or involving Loans, borrowings or guarantees originated or purchased by any Target Entity in the ordinary course of business and consistent with past practice), (f) any Contract which obligates any Target Entity to conduct business with any third party on an exclusive or preferential basis, (g) any Contract which requires referrals of business or requires any Target Entity to make available investment opportunities to any person on a priority or exclusive basis, (h) any Contract which grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of any Target Entity, (i) any Contract which limits the payment of dividends by any Target Entity, (j) any Contract pursuant to which any Target Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (k) any Contract pursuant to which any Target Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (l) any Contract which relates to Intellectual Property of Target (including permitting the use of the names BankTrust, BancTrust or any variant thereof), (m) any Contract between any Target Entity, on the one hand, and (1) any officer or director of any Target Entity, or (2) to the Knowledge of Target, any (x) record or beneficial owner of five percent (5%) or more of the voting securities of Target, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of Target, on the other hand, except those of a type available to employees of Target generally, or (n) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Target SEC Report filed by Target with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 4.11 and 4.17(a), the “Target Contracts”).  With respect to each Target Contract:  (i) the Contract is in full force and effect and enforceable in accordance with its terms; (ii) no Target Entity is in Default thereunder; (iii) no Target Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Target, in Default in any material respect or has repudiated or waived any material provision thereunder.  All of the Target Contracts have been Previously Disclosed.  All of the indebtedness of any Target Entity for money borrowed is prepayable at any time by such Target Entity without penalty or premium.

4.19 Derivative Instruments and Transactions.

All Derivative Transactions (as defined below) whether entered into for the account of any Target Entity or for the account of a customer of any Target Entity (a) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Target Entity party thereto and, to the Knowledge of Target, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms.  Target or its Subsidiaries and, to the Knowledge of Target, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Target, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of Target and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Target and such Subsidiaries in accordance with GAAP.  For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.20 Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Target, threatened against any Target Entity, or against any current or former director, officer or employee in their capacities as such or Employee Benefit Plan of any Target Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Target Entity.  Section 4.20 of Target’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Target Entity is a party and which names a Target Entity as a defendant or cross-defendant.  Section 4.20 of Target’s Disclosure Memorandum sets forth a list of all Orders to which any Target Entity is subject.

4.21 Reports.

Since December 31, 2008, each Target Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (other than the SEC).  As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.22 Statements True and Correct.

(a) None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when supplied or when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The portions of the Registration Statement and the Proxy Statement relating to Target and its Subsidiaries and other portions within the reasonable control of Target and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Target Entity or any Affiliate thereof for inclusion in the Proxy Statement, and any other documents to be filed by a Target Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

4.23 State Takeover Statutes and Takeover Provisions.

Target has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”).  No Target Entity is the beneficial owner (directly or indirectly) of more than ten percent of the outstanding capital stock of Buyer entitled to vote in the election of Buyer’s directors.

4.24 Opinion of Financial Advisor.

Target has received the opinion of Keefe, Bruyette & Woods, Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of the Target Common Stock in the Merger is fair, from a financial point of view, to such holders.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25 Tax and Regulatory Matters.

No Target Entity or, to the Knowledge of Target, any Affiliate thereof has taken or agreed to take any action, and Target does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.26 Loan Matters.

(a) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Target, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) To the Knowledge of Target, each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Target’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(c) None of the Contracts pursuant to which any Target Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Section 4.26(d) of the Target’s Disclosure Memorandum sets forth a list of all Loans as of April 30, 2012 by Target to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of any Target Entity, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

4.27 Insurance.

Target Entities are insured with reputable insurers against such risks and in such amounts as the management of Target reasonably has determined to be prudent and consistent with industry practice.  Section 4.27 of Target’s Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Target Entities, true, correct and complete copies of which policies have been provided to Buyer prior to the date hereof.  The Target Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Target Entities, Target or the relevant Target Subsidiary is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.  To Target’s Knowledge, no Target Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to Target’s Knowledge, is the termination of any such policies threatened.

4.28 Trust Business.

Each Target Entity has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable laws and regulations.

4.29 Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., Target represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.  In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Target, Target agrees to indemnify and hold Buyer harmless of and from any Liability in respect of any such claim.

4.30 Transactions with Affiliates.

There are no Contracts, plans, arrangements or other transactions between any Target Entity, on the one hand, and (a) any officer or director of any Target Entity, or (b) to Target’s Knowledge, any (i) record or beneficial owner of five percent (5%) or more of the voting securities of Target, (ii) Affiliate or family member of any such officer, director or record or beneficial owner or (iii) any other Affiliate of Target, on the other hand, except in each case (A) those of a type available to employees of Target generally or (B) loans to directors or officers of any Target Entity on terms consistent with those generally available to customers of any Target Entity and in compliance with Regulation O.

ARTICLE 5    REPRESENTATIONS AND WARRANTIES OF BUYER

Except as Previously Disclosed, Buyer hereby represents and warrants to Target as follows:

5.1 The Standard.

No representation or warranty of Buyer contained in Article 5 shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event, unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 5 has had or is reasonably likely to have a Material Adverse Effect on Buyer (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 5.8(a), all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Sections 5.2 (first sentence only), 5.3(a), 5.3(b)(i), 5.4(b) and 5.17, which shall be true and correct in all material respects, and the representations and warranties in Sections 5.4(a), 5.4(c), 5.7(iv) and 5.8(a), which shall be true and correct in all respects (except for inaccuracies in Section 5.4(a) that are de minimis in amount).

5.2 Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Mississippi, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets.  Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.

5.3 Authority; No Breach By Agreement.

(a) Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer.  Assuming the due authorization, execution and delivery by Target, this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the rules of NASDAQ, the ABCL and the MBCA, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

5.4 Capital Stock.

(a) The authorized capital stock of Buyer consists of (i) 250,000,000 shares of Buyer Common Stock, of which 64,774,953 shares were issued and outstanding as of May 15, 2012, and (ii) 20,000,000 shares of preferred stock of Buyer, of which zero shares were issued and outstanding as of May 15, 2012.  As of the date of this Agreement, no more than 1,516,368 shares of Buyer Common Stock are subject to Buyer Options or other Equity Rights in respect of Buyer Common Stock, and no more than 5,135,738 shares of Buyer Common Stock are reserved for future grants under the Buyer Stock Plans.  Upon any issuance of any shares of Buyer Common Stock in accordance with the terms of the Buyer Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of Buyer Capital Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the MBCA.  None of the shares of Buyer Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Buyer.

(c) Except as set forth in Section 5.4(a), there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding Equity Rights relating to the capital stock of Buyer. No Buyer Subsidiary owns any capital stock of Target.

5.5 Buyer Subsidiaries.

Buyer or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Buyer Subsidiary.  No capital stock (or other equity interest) of any Buyer Subsidiary are or may become required to be issued (other than to another Buyer Entity) by reason of any Equity Rights, and there are no Contracts by which any Buyer Subsidiary is bound to issue (other than to another Buyer Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Buyer Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Buyer Subsidiary (other than to another Buyer Entity).  There are no Contracts relating to the rights of any Buyer Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Buyer Subsidiary.  All of the shares of capital stock (or other equity interests) of each Buyer Subsidiary held by a Buyer Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Buyer Entity free and clear of any Lien.  Each Buyer Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted.  Each Buyer Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.  Each Buyer Subsidiary that is a depository institution is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder and the deposits in which are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.6 SEC Filings; Financial Statements.

(a) Buyer has timely filed and made available to Target all SEC Documents required to be filed by Buyer since December 31, 2008 (the “Buyer SEC Reports”).  The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.  Except for Trustmark Investment Advisors, Inc., no Buyer Subsidiary is required to file any SEC Documents.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Since December 31, 2008, Buyer and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the Buyer SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Buyer required under the Exchange Act with respect to such reports.

(d) Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.7 Absence of Undisclosed Liabilities.

No Buyer Entity has incurred any Liability, except (i) such Liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2012, (ii) in connection with this Agreement and the transactions contemplated hereby, (iii) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Buyer as of March 31, 2012, included in the Buyer Financial Statements delivered or filed prior to the date of this Agreement, or (iv) as is not reasonably likely to have a Material Adverse Effect on Buyer.

5.8 Absence of Certain Changes or Events.

(a) Since March 31, 2012 there has not been a Material Adverse Effect on Buyer.

(b) Since March 31, 2012, Buyer has carried on its businesses only in the ordinary and usual course of business consistent with past practices.

5.9 Tax Matters.

(a) The Buyer Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects.  The Buyer Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of the Buyer Entities (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the Buyer Entities.  No claim has ever been made in writing by an authority in a jurisdiction where any Buyer Entity does not file a Tax Return that such Buyer Entity may be subject to Taxes by that jurisdiction.

(b) None of the Buyer Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Buyer Entity.  None of the Buyer Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Buyer Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

5.10 Environmental Matters.

(a) To the Knowledge of Buyer, each Buyer Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of Buyer, threatened before any court, governmental agency, or authority or other forum in which any Buyer Entity or any of its Operating Properties or Participation Facilities (or Buyer in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Buyer Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

5.11 Compliance with Laws.

Buyer is duly registered as a bank holding company under the BHC Act.  Each Buyer Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit.  None of the Buyer Entities:

(a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

(b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(c) since December 31, 2008, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Entity is not in compliance with any Laws or Orders, or (ii) requiring any Buyer Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

5.12 Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Entity, or against any director, employee or employee benefit plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Buyer Entity.

5.13 Material Contracts.

No Buyer Entity is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to a SEC Report filed by Buyer with the SEC as of the date of this Agreement.  With respect to any Contract or amendment thereto required to be filed as an exhibit to a SEC Report filed by Buyer with the SEC: (i) the Contract is in full force and effect; (ii) no Buyer Entity is in Default thereunder; (iii) no Buyer Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Buyer, in Default in any respect or has repudiated or waived any material provision thereunder.

5.14 Reports.

Since December 31, 2008, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.15 Statements True and Correct.

(a) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The portions of the Registration Statement and the Proxy Statement relating to Buyer and its Subsidiaries and other portions within the reasonable control of Buyer and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Target’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

5.16 Tax and Regulatory Matters.

No Buyer Entity or, to the Knowledge of Buyer, any Affiliate thereof has taken or agreed to take any action, and Buyer does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.17 Brokers and Finders.

Except for Sandler O’Neill + Partners, L.P., Buyer represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.  In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Buyer, Buyer agrees to indemnify and hold Target harmless of and from any Liability in respect of any such claim.

ARTICLE 6    CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1 Affirmative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of Target’s Disclosure Memorandum, Target shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the usual, regular, and ordinary course, consistent with past practice, (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (c) take no action which would reasonably be expected to materially adversely affect or delay (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement or (ii) the consummation of the transactions contemplated by this Agreement.

6.2 Negative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of Target’s Disclosure Memorandum, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Target Entity;

(b) incur or guarantee any additional debt obligation or other obligation for borrowed money (other than indebtedness of Target or a wholly owned Target Subsidiary to Target or another wholly owned Target Subsidiary) except in the ordinary course of business consistent with past practices;

(c) except for Target Common Stock to be purchased on the open market by the trust associated with the Director Plan or purchases on the open market under the Target’s 401(k) Plan, repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Target Entity, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Target’s capital stock or other equity interests (other than with respect to the Target Series A Preferred Stock);

(d) except pursuant to the exercise of stock options or other Equity Rights outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, (i) issue, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock or any other capital stock of any Target Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, or (ii) permit any additional shares of Target  Common Stock to become subject to new grants or Equity Rights, except for issuances under Target’s dividend reinvestment plan as in effect on the date hereof;

(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Target Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Target Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock of any Target Entity (unless any such shares of stock are sold or otherwise transferred to Target or a wholly owned Target Subsidiary) or (ii) any Asset with a value in excess of $100,000 other than pursuant to Contracts in force at the date of the Agreement;

(f) (i) purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), any Person other than a wholly owned Target Subsidiary, or otherwise acquire direct or indirect control over any Person; or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned Target Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g)  (i) grant any increase in compensation or benefits to the employees or officers of any Target Entity, except (A) in the case of any employee with a base salary of less than $50,000 as of the date hereof, for any increases in base salary in the ordinary course of business consistent with past practice, not to exceed three percent (3%) in the case of any individual employee or three percent (3%) in the aggregate for all employees, which amount shall not exceed $100,000 in the aggregate for all employees on an annualized basis, or (B) as required by Law; (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to the Target Benefit Plan in effect on the date hereof and in the case of (x) subject to receipt of an effective release of claims from the employee, and in the case of (y) to the extent required under the terms of the plan without the exercise of any upward discretion; (iii) enter into or amend any severance agreements with employees or officers of any Target Entity; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Target Entity except as disclosed in Section 6.2(g) of Target’s Disclosure Memorandum in the ordinary course of business consistent with past practice; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Target Stock Plan or authorize cash payments in exchange for any Equity Rights;

(h) enter into, amend or renew any employment Contract between any Target Entity and any Person having a salary thereunder in excess of $50,000 per year (unless such amendment is required by Law) that the Target Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) except as required by Law or, with respect to a Target ERISA Plan that is intended to be tax-qualified and in the opinion of counsel such action is necessary or advisable to maintain the tax qualified status, (i) adopt any new Employee Benefit Plan of any Target Entity or terminate or withdraw from, or amend, any Target Benefit Plan, (ii) make any distributions from such Employee Benefit Plans, except as required or the terms of such plans; or (iii) fund or in any other way secure the payment of compensation or benefits under any Target Benefit Plan;

(j) make any change in any Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

(k) commence any Litigation other than in the ordinary course of business consistent with past practice, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any Target Entity for money damages in excess of $100,000 or (ii) arising out of or relating to the transactions contemplated hereby;

(l) (i) enter into, renew, extend, modify, amend or terminate any (A) Contract that calls for aggregate annual payments of $100,000 or more, except in the ordinary course of business consistent with past practice, (B) Target Contract, (C) Contract referenced in Section 4.29 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement), or (D) Contract, plan, arrangement or other transaction of the type described in Section 4.30 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, liability or other obligation); (ii) make any material amendment or modification to any Contract described in clause (i), other than in the ordinary course of business consistent with past practice; or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate or fee pricing with respect to depository accounts of any Target Entity, or other material banking or operating policies, or waive any material fees with respect thereto, except as required by Law or by rules or policies imposed by a Regulatory Authority;

(n) make, or commit to make, any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

(o) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans, or (ii) its hedging practices and policies;

(p) cancel or release any material indebtedness owed to any Person or any claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(r) materially change its investment securities portfolio policy, or its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(s) except as set forth in Section 6.2(s) of Target’s Disclosure Memorandum, make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any Target Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(t) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(u) Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law;

(v) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(w) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;

(x) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Target), except (i) new unsecured Loans not in excess of $250,000 to any Person, (ii) new secured Loans not in excess of $500,000 to a Person not a current borrower or an affiliate of a current borrower, (iii) new secured Loans not in excess of $750,000 to a Person who is a current borrower or an affiliate of a current borrower (unless such Person is a current borrower or an affiliate of a current borrower under an existing Loan rated “special mention” or worse by Buyer, as identified in Section 6.2(x) of Buyer’s Disclosure Memorandum, in which case such new secured Loan shall not be in excess of $250,000), (iv) renewals or extensions of existing Loans or commitments for any Loan not in excess of $500,000 to a Person who is a current borrower or an affiliate of a current borrower with aggregate outstanding debt of at least $1,000,000 (provided, that if such Person is a current borrower or an affiliate of a current borrower under an existing Loan rated “special mention” or worse by Buyer, as identified in Section 6.2(x) of Buyer’s Disclosure Memorandum, such renewal or extension shall not be in excess of $250,000; and provided, further, that any such renewals or extensions shall be granted on similar terms to those of the matured debt), (v) with respect to amendments or modifications that have previously been approved by Target prior to the date hereof, amend or modify in any material respect any existing Loan rated “special mention” or worse by Buyer, as identified in Section 6.2(x) of Buyer’s Disclosure Memorandum, with total credit exposure not in excess of $250,000, or (vi) with respect to any such actions that have previously been approved by Target prior to the date hereof, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Target, in each case not in excess of $100,000; or

(y) agree to take, make any commitment to take, or adopt any resolutions of Target’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3 Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Buyer’s Disclosure Memorandum, Buyer covenants and agrees that it shall and shall cause each of its Subsidiaries to (x) operate its business only in the usual, regular, and ordinary course, and (y) use its reasonable best efforts to preserve intact its business organization and Assets and maintain its rights and franchises; provided, that the foregoing shall not prevent any Buyer Entity from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Buyer, desirable in the conduct of the business of Buyer and its Subsidiaries.  Buyer further covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Target, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of Buyer or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Target or the holders of Target Common Stock adversely relative to other holders of Buyer Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) take any action that could reasonably be expected to impede or delay consummation of the transactions contemplated by this Agreement; or

(d) agree to take, make any commitment to take, or adopt any resolutions of Buyer’s board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4 Reports.

Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.  If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material).

ARTICLE 7    ADDITIONAL AGREEMENTS

7.1 Registration Statement; Proxy Statement; Shareholder Approval.

(a) Buyer agrees to prepare and file with the SEC the Registration Statement (including the prospectus of Buyer and proxy solicitation materials of Target constituting a part thereof (the “Proxy Statement”) and all related documents) as promptly as reasonably practicable and in any event within 30 days from the date of this Agreement, subject to full cooperation of Target and its advisors and accountants.  Buyer and Target agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement.  Each of Buyer and Target agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Target shall thereafter mail or deliver the Proxy Statement to its shareholders.  Buyer also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Target shall furnish all information concerning Target and the holders of Target Common Stock as may be reasonably requested in connection with any such action.  Each of Buyer and Target agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Target or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement.  Target shall have the right to review and consult with Buyer with respect to any information included in, the Registration Statement prior to its being filed with the SEC.  Buyer will advise Target, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) Target shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval and adoption of this Agreement (the “Target Shareholder Approval”) and such other related matters as it deems appropriate.  Target agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Target of any Acquisition Proposal or by any Change in the Target Recommendation. Subject to the provisions of Section 7.2, Target shall (i) through its board of directors, recommend to its shareholders the approval and adoption of this Agreement (the “Target Recommendation”), (ii) include such Target Recommendation in the Proxy Statement and (iii) use its reasonable best efforts to obtain the Target Shareholder Approval.  Except as set forth in Section 7.2, neither the board of directors of Target nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the Target Recommendation or take any action, or make any public statement, filing or release inconsistent with the Target Recommendation (any of the foregoing being a “Change in the Target Recommendation”).

7.2 Acquisition Proposals.

(a) No Target Entity shall, and each Target Entity shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2(a) by any Subsidiary or Representative of Target shall constitute a breach of this Section 7.2(a) by Target.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if Target or any of its Representatives receives an unsolicited, written Acquisition Proposal by any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Shareholders’ Meeting that did not result from or arise in connection with a breach of Section 7.2(a), Target and its Representatives may, prior to (but not after) obtaining the Target Shareholder Approval, take the following actions if the board of directors of Target (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with Target’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, and (ii) obtained from such Person or “Group” an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or “Group” as the terms of the Confidentiality Agreement is with respect to Buyer:  (A) furnish information to, and (B) enter into discussions and negotiations with, such Person or “Group” with respect to such written Acquisition Proposal.

(c) Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, Target shall advise Buyer in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making any such Acquisition Proposal, request or inquiry), and Target shall as promptly as practicable provide to Buyer (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Target agrees that it shall simultaneously provide to Buyer any non-public information concerning Target or any Target Subsidiaries that may be provided (pursuant to Section 7.2(b)) to any other Person or “Group” in connection with any written Acquisition Proposal which has not previously been provided to Buyer.  In addition, Target shall provide Buyer as promptly as practicable with notice setting forth all such information as is reasonably necessary to keep Buyer informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Acquisition Proposal, request or inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Shareholders’ Meeting, if Target has received a Superior Proposal (after giving effect to the terms of any revised offer by Buyer pursuant to this Section 7.2(d)), the board of directors of Target may, in connection with such Superior Proposal, make a Change in the Target Recommendation (including, for the avoidance of doubt, approving, endorsing or recommending any Acquisition Proposal), if the board of directors of Target has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, that the board of directors of Target may not make a Change in the Target Recommendation unless:

(i) Target has complied in all material respects with this Section 7.2;

(ii) Target has provided prior written notice to Buyer at least three business days in advance (the “Notice Period”) of taking such action, which notice shall advise Buyer that the board of directors of Target has received a Superior Proposal and shall include a copy of such Superior Proposal;

(iii) during the Notice Period, Target has and has caused its financial advisors and outside legal counsel to, negotiate with Buyer in good faith (to the extent Buyer desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the board of directors of Target) a Superior Proposal; and

(iv) the board of directors of Target has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Buyer, if any, that such Superior Proposal remains a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, Target shall deliver a new written notice to Buyer and shall comply with the requirements of this Section 7.2(d) with respect to such new written notice.

Notwithstanding any Change in the Target Recommendation, this Agreement shall be submitted to the shareholders of Target at the Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve Target of such obligation; provided, that if the board of directors of Target shall have effected a Change in the Target Recommendation, then the board of directors of Target must nonetheless submit this Agreement to Target’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the board of directors of Target may communicate the basis for its lack of a recommendation to Target’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto.  In addition to the foregoing, Target shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(e) Target and its Subsidiaries shall, and Target shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than the Parties) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f) Nothing contained in this Agreement shall prevent Target or its board of directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Target shareholders if Target’s board of directors (after consultation with outside legal counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law.  Issuance of any such communication shall be deemed a Change in the Target Recommendation unless the communication includes a reaffirmation of the Target Recommendation in favor of adoption by Target’s shareholders of this Agreement.

7.3 Exchange Listing.

Buyer shall use its reasonable best efforts to list, prior to the Effective Time, on NASDAQ the shares of Buyer Common Stock to be issued to the holders of Target Common Stock pursuant to the Merger, and Buyer shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

7.4 Consents of Regulatory Authorities.

(a) Buyer and Target and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement.  Buyer shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law or Order, including agreeing to divest any assets, deposits, lines of business or branches; provided, that in no event shall Buyer be required to raise common equity capital at the holding company level in an amount which would reduce the economic benefits of the transactions contemplated by this Agreement to Buyer to such a degree that Buyer would not have entered into this Agreement had such condition to raise common equity capital been known to it at the date hereof (any such condition to raise common equity capital, a “Burdensome Condition”).  Each of Buyer and Target shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any Regulatory Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable.  Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”).  Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, Buyer shall, to the extent permitted by applicable Law (i) promptly advise Target of the receipt of any substantive communication from a Regulatory Authority with respect to the transactions contemplated hereby, (ii) provide Target with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Target with the opportunity to participate in any meetings or substantive telephone conversations that Buyer or its Subsidiaries or their respective Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement.

(b) Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.

7.5 Investigation and Confidentiality.

(a) Target shall promptly notify Buyer, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or written communications indicating that the same may be contemplated) involving Target or any Target Subsidiary.

(b) Prior to the Effective Time, each Party shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall not interfere unnecessarily with normal operations.  No investigation by a Party shall affect the ability of such Party to rely on the representations, warranties, covenants and agreements of the other Party.

(c) All information obtained by Buyer pursuant to this Section 7.5 shall be kept confidential in accordance with the Confidentiality Agreement.

7.6 Press Releases.

Target and Buyer agree that no press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof.  The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7 Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.  The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions.  The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Buyer and Target shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8 Employee Benefits and Contracts.

(a) Following the Effective Time, except as contemplated by this Agreement, Buyer shall provide generally to officers and employees (as a group) who are actively employed by a Target Entity on the Closing Date (“Covered Employees”) while employed by Buyer following the Closing Date employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by Buyer Entities to their similarly situated officers and employees, including severance benefits in accordance with the applicable severance policy of Buyer (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Buyer Entity. Until such time as Buyer shall cause the Covered Employees to participate in the applicable Buyer Employee Benefit Plans, the continued participation of the Covered Employees in the Target Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Buyer’s Employee Benefit Plans may commence at different times with respect to each of Buyer’s Employee Benefit Plans).  For purposes of participation, vesting and benefit accrual under Buyer’s Employee Benefit Plans, the service of the Covered Employees prior to the Effective Time shall be treated as service with a Buyer Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Target Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Buyer Entities who receive prior service credit under other Buyer Employee Benefit Plans do not receive credit for prior service, (y) that is frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.   Buyer agrees that where applicable with respect to any group health care plan maintained by Buyer in which any Covered Employee is eligible to participate, for the plan year in which the Effective Time (or commencement of participation in a plan of a Buyer Entity) occurs, Buyer shall use its reasonable best efforts to provide that any covered expenses incurred on or before the Effective Time by the Covered Employees shall be taken into account for purposes of satisfying applicable deductible and maximum out-of-pocket provisions after the Effective Time, to the same extent as such expenses were taken into account under the comparable Target Benefit Plan, subject to the applicable information being provided to Buyer in a form that Buyer and its plan administrator reasonably determine is administratively feasible to take into account under the Buyer plans.  Such expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable Buyer plan.

(b) Buyer Entities also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 7.8(b) of its Disclosure Memorandum to Buyer between any Target Entity and any Covered Employee or former director, officer, or employee of any Target Entity, and all vested benefits earned through the Effective Time under the Target Benefit Plans in accordance with the terms of such plans and this Agreement.  Buyer hereby acknowledges that the Merger shall constitute a “change in control” (or concept of similar import) in accordance with the provisions of the employment, severance, consulting, retirement and other compensation Contracts of Target and the other Target Benefit Plans listed in Section 7.8(b) of its Disclosure Memorandum.

(c) To the extent requested by Buyer in a writing delivered to Target following the date hereof and prior to the Closing Date, the Target Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than immediately prior to the Closing Date, any Target Benefit Plan (as elected by Buyer) that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”) or an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Internal Revenue Code (an “ESOP”).  Target shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans and ESOP in advance and give Buyer a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date Target shall provide Buyer with the final board resolutions evidencing that the 401(k) Plans and ESOP have been terminated.  The Buyer will cause the Buyer’s 401(k) plan to accept rollover distributions from the 401(k) Plan.  In the event of such termination, the Covered Employees shall be permitted to roll any eligible rollover distributions (excluding loans) into a Buyer Entity cash or deferred arrangement within the meaning of Section 401(k) of the Code.

(d) To the extent requested by Buyer in writing delivered to Target following the date hereof and no later than 60 days prior to the Closing Date, the Target Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to freeze for all purposes (other than as prohibited by ERISA), effective as of no later than immediately prior to the Closing Date, (i) the Retirement Plan for Employees of BancTrust Financial Group, Inc. and any other tax-qualified defined benefit retirement plan maintained by the Target Entities (the “Target Pension Plan”) and (ii) the supplemental retirement plans of the Target Entities applicable to employees and directors and any related agreements.  Target shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give Target a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date Target, shall provide Buyer with the final documentation evidencing that such plans have been frozen.

(e) If requested by Buyer at least 60 days before the Closing Date, within the thirty (30) day period prior to the Closing Date, Target shall take all necessary steps to cause the Director Plan and related trust agreement to be terminated, contingent upon the occurrence of the Effective Time, and all participants shall receive payment of their account balances thereunder in a lump sum within thirty (30) days following the Closing Date; provided, however, that such termination shall not be required if such termination would not be permissible under Treasury Regulation section 1.409A-3(j)(4)(ix)(B), in which case, Target shall take the necessary steps to freeze the Director Plan for all purposes, effective as of the Closing Date.  Following the date hereof, Buyer and Target will cooperate in good faith to determine whether the Director Plan can be terminated pursuant to Section 409A of the Code and whether any other arrangements of the Target Entities are required to be aggregated with the Director Plan for purposes of Section 409A of the Internal Revenue Code and therefore also terminated (and may be terminated in accordance therewith).  Target shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(e), if applicable, and give Target a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Target shall provide Buyer with the final documentation evidencing that the Director Plan (and any plan required to be aggregated with it) has been terminated, if applicable.

(f) Without limiting the generality of Section 10.4, the provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Target Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, Target or any of their respective Affiliates; (ii) alter or limit the ability of Buyer or any Buyer Subsidiaries (including, after the Closing Date, the Target Entities) to amend, modify or terminate any Target Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with the Buyer or any Buyer Subsidiaries (including, following the Closing Date, the Target Entities), or constitute or create an employment agreement with any employee.

7.9 Indemnification.

(a) For a period of six years after the Effective Time, Buyer shall indemnify, defend and hold harmless the present and former directors and officers of the Target Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors and officers of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under state Law and by Target’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.  Without limiting the foregoing, in any case in which approval by Buyer is required to effectuate any indemnification, Buyer shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.

(b) Buyer shall use its reasonable best efforts (and Target shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Target’s existing directors’ and officers’ liability insurance policy (provided that Buyer may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Target given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Buyer shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Target’s directors and officers, 350% of the annual premium payments currently paid on Target’s current policy in effect as of the date of this Agreement (which amount is set forth in Section 7.9(b) of Target’s Disclosure Memorandum) (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Buyer shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Buyer, or Target in consultation with Buyer, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b), in which case, Buyer will have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify Buyer thereof.  In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer shall have the right to assume the defense thereof and Buyer shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) Buyer shall not be liable for any settlement effected without its prior written consent; and provided, further, that Buyer shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Buyer or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Buyer (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.9.

(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

7.10 TARP Purchase and Warrant.

Target shall use its reasonable best efforts to facilitate the purchase by Buyer or one of its Subsidiaries of all of the issued and outstanding shares of Target Series A Preferred Stock and the Target Warrant from the Treasury or other holders thereof concurrently with or immediately after (in the case of the Warrant Purchase only) the consummation of the Merger.  In furtherance of the foregoing, Target shall provide, and shall cause the Target Subsidiaries and its and their Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Buyer in connection with such purchase, including by (a) furnishing all information concerning Target and the Target Subsidiaries that Buyer or any applicable Regulatory Authority may request in connection with such purchase or with respect to the effects of such purchase on Buyer or its pro forma capitalization, (b) assisting with the preparation of any analyses or presentations Buyer deems necessary or advisable in its reasonable judgment in connection with such purchase or the effects thereof and (c) entering into any agreement with such holder (including any letter agreement among Target, Buyer and such holder) to effect the purchase of such shares as Buyer may reasonably request (provided that neither Target nor any of the Target Subsidiaries shall be required to agree to any obligation that is not contingent upon the consummation of the Merger).

7.11 Operating Functions.

Target and Target Bank shall cooperate with Buyer and Buyer Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of Buyer Bank (including the former operations of Target Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Buyer may decide.  Target shall take any action Buyer may reasonably request prior to the Effective Time to facilitate the combination of the operations of Target Bank with Buyer Bank.  Without limiting the foregoing, Target shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Target and Buyer shall meet from time to time as Target or Buyer may reasonably request to review the financial and operational affairs of Target and Target Bank, and Target shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (a) neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Target, Target Bank or any other Target Subsidiaries prior to the Effective Time, (b) neither Target nor any of the Target Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (c) neither Target nor any of the Target Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

7.12 Stockholder Litigation.

Target shall give Buyer every reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Target and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed).

7.13 Liquidation of REITs.

Target shall use its reasonable best efforts to, prior to the Effective Time, in consultation with Buyer, liquidate the real estate investment trust (“REIT”) owned by Target (and subject to any liquidation procedures contained in the REIT’s constituent documents and any other contracts to which the REIT is party).  Any net proceeds resulting from such liquidation shall be retained by Target.  Target agrees that it shall consult with Buyer in connection with any negotiations with any Regulatory Authority in respect of the liquidation of such REIT.

7.14 Termination of the SEDA.

Target shall, as promptly as practicable following the date hereof, terminate the SEDA in accordance with its terms.

ARTICLE 8    CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.5:

(a) Shareholder Approval.  The shareholders of Target shall have adopted and approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of NASDAQ.

(b) Regulatory Approvals.  (i) All regulatory approvals from the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency and the Superintendent of the Alabama State Banking Department, and (ii) any other regulatory approvals or consents contemplated by Sections 4.3(c) and 5.3(c) the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Buyer and Target (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition on Buyer.

(c) Legal Proceedings.  No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(d) Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing.  The shares of Buyer Common Stock issuable pursuant to the Merger shall have been approved for listing on NASDAQ.

8.2 Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a) Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Target set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties of Target (i) set forth in Sections 4.4(a), 4.4(c), 4.7(iv) and Section 4.8(a) shall be true and correct in all respects (except for inaccuracies in Section 4.4(a) and 4.4(c) which are de minimis in amount), (ii) set forth in Sections 4.2(a) (first and third sentences only), 4.2(b), 4.3(a), 4.3(b)(i), 4.4(b), 4.23 and 4.29 shall be true and correct in all material respects, and (iii) subject to the standard set forth in Section 4.1, the representations and warranties set forth in each other section in Article 4 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Target to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  Target shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Target and in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Target’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(d) Tax Matters.  Buyer shall have received a written opinion of counsel from Wachtell, Lipton, Rosen & Katz, in form reasonably satisfactory to Buyer (the “Buyer Tax Opinion” and together with the Target Tax Opinion, the “Tax Opinions”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.  In rendering such Buyer Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Target and Buyer reasonably satisfactory in form and substance to such counsel.

(e) TARP Certifications.  Buyer shall have received from Target all of the certifications dated and effective as of the Closing, required by Target, its officers and its board of directors/compensation committee pursuant to the Treasury’s Interim Final Rule, 31 C.F.R. Part 30, as amended, under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, including as such requirements are interpreted pursuant to the guidance included in the Treasury’s “Frequently Asked Questions (FAQ), Troubled Asset Relief Program (TARP) Standards for Compensation and Governance,” together with all documentation and supporting information required in order to make such certifications.  Such certifications and the related documentation shall be true and complete as of the Closing.

8.3 Conditions to Obligations of Target.

The obligations of Target to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Target pursuant to Section 10.6(b):

(a) Representations and Warranties.  For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties of Buyer (i) set forth in Sections 5.4(a), 5.4(c), 5.7(iv) and Section 5.8(a) shall be true and correct in all respects (except for inaccuracies in Section 5.4(a) which are de minimis in amount), (ii) set forth in Sections 5.2(a) (first sentence only), 5.3(a), 5.3(b)(i), 5.4(b) and 5.17 shall be true and correct in all material respects, and (iii) subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in Article 5 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates.  Buyer shall have delivered to the Target (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Buyer and in Sections 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Target and its counsel shall request.

(d) Tax Matters.  Target shall have received a written opinion of counsel from DLA Piper LLP (US), in form reasonably satisfactory to Target (the “Target Tax Opinion”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.  In rendering such Target Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Target and Buyer reasonably satisfactory in form and substance to such counsel.

ARTICLE 9    TERMINATION

9.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Target, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Buyer and Target;

(b) By either Party in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of Target fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(c) By either Party in the event that the Merger shall not have been consummated by December 31, 2012, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) By Buyer in the event that the board of directors of Target has (i) effected a Change in the Target Recommendation pursuant to Section 7.2(d) or has approved, adopted, endorsed or recommended any Acquisition Proposal, (ii) failed to recommend the Merger and the approval of this Agreement by the shareholders of Target, (iii) breached the terms of Section 7.2 in any respect adverse to Buyer, or (iv) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold the Shareholders’ Meeting in accordance with Section 7.1;

(e) By Target in the event that any of the conditions precedent to the obligations of Target to consummate the Merger contained in Section 8.3 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Target’s breach of Section 7.1 or 7.2, Target’s failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by Target of any of its material representations or warranties contained in this Agreement); or

(f) By Buyer  in the event that any of the conditions precedent to the obligations of Buyer to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of Buyer’s failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the material breach by Buyer of any of its material representations or warranties contained in this Agreement).

9.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5, and Article 10, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3 Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5, 7.7, 7.8 and 7.9, and Articles 1, 2, 3 and 10.

ARTICLE 10    MISCELLANEOUS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Target or publicly announced to Target’s shareholders and whether binding or non-binding) by any Person (other than a Buyer Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Target by any Person or “Group” (other than a Buyer Entity) of 20% or more in interest of the total outstanding voting securities of Target or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than a Buyer Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of Target or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Target or any of its Subsidiaries pursuant to which the shareholders of Target immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the Assets of Target and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of Target.

“Affiliate” of a Person means:  any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Banking Department” means the State of Alabama Banking Department.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Book-Entry Shares” means a non-certificated share of Target Common Stock represented by book-entry.

“Buyer Capital Stock” means, collectively, the Buyer Common Stock, any preferred stock of Buyer and any other class or series of capital stock of Buyer.

“Buyer Common Stock” means the no par value common stock of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Buyer as of March 31, 2012, and as of December 31, 2011 and 2010, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter ended March 31, 2012, and for each of the three fiscal years ended December 31, 2011, 2010, and 2009, as filed by Buyer in SEC Documents, and (ii) the consolidated statements of condition of Buyer (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Buyer Options” means each option or other Equity Right to purchase shares of Buyer Common Stock pursuant to stock options or stock appreciation rights.

“Buyer Stock Plans” means the existing stock option and other stock-based compensation plans of Buyer designated as follows:  the 1997 Long Term Incentive Plan and the 2005 Stock and Incentive Compensation Plan.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer after the date hereof and held as a Subsidiary by Buyer at the Effective Time.

“Closing Date” means the date on which the Closing occurs.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 27, 2012, between Target and Buyer.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Articles 4 and 5 or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with a Target Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Target is party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the financial condition, results of operations or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to the Target, the States of Alabama and Florida), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) any discounts from current book value (net of existing reserves) or specific or general reserves taken (or contemplated to be taken) with respect to any loan portfolio or OREO generally, or any specific Loans or OREO publicly disclosed by Buyer, or with respect to any bank-owned premises up to $6,500,000, (G) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (I) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (H), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“NASDAQ” means the NASDAQ Global Select Market.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“OREO” means other real estate owned.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Target or Buyer, and “Parties” means Target and Buyer.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or information set forth in its SEC Documents that were filed prior to the date hereof.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Buyer under the Securities Act with respect to the shares of Buyer Common Stock to be issued to the shareholders of Target pursuant to this Agreement.

“Regulatory Authorities” means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Board of Governors of the Federal Reserve System, the Banking Department, the Office of the Comptroller of the Currency, the FDIC, the IRS, the DOL, the Pension Benefit Guarantee Corporation, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by a Party or any of its Subsidiaries with the SEC on or after January 1, 2008.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of Target determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to Target’s shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Buyer), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “100%”.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Target Common Stock” means the $0.01 par value common stock of Target.

“Target Entities” means, collectively, Target and all Target Subsidiaries.

“Target Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Target as of March 31, 2012, and as of December 31, 2011 and 2010, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the quarter ended March 31, 2012, and for each of the fiscal years ended December 31, 2011, 2010, and 2009, as filed by Target in SEC Documents, and (ii) the consolidated statements of condition of Target (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Target Stock Plans” means the existing stock option and other stock-based compensation plans of Target designated as follows: the BancTrust Financial Group, Inc. 2011 Incentive Compensation Plan and the BancTrust Financial Group, Inc. Amended and Restated 2001 Incentive Compensation Plan.

“Target Subsidiaries” means the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.5 and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target after the date hereof and held as a Subsidiary by Target at the Effective Time.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

10.2 Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	37
ABCL	1
Agreement	1
Bank Merger	2
BHC Act	8
Burdensome Condition	35
Buyer	1
Buyer Bank	2
Buyer SEC Reports	23
Buyer Tax Opinion	42
Certificates	5
Change in the Target Recommendation	32
Closing	1
Covered Employees	36
Derivative Transaction	18
Director Plan	4
Dissenting Shareholders	7
Dissenting Shares	7
DOL	15
EESA	17
Effective Time	2
ESOP	37
Exchange Agent	5

Exchange Ratio	3
FDIA	9
FDIC	9
Indemnified Party	39
IRS	15
Maximum Amount	39
MBCA	1
Merger	1
Nonqualified Deferred Compensation Plan	16
Notice Period	34
Permitted Liens	12
Proxy Statement	32
Regulatory Communication	35
REIT	41
Requisite Regulatory Approvals	41
SEDA	9
Shareholders' Meeting	32
Subsidiary Plan of Merger	2
Takeover Laws	19
Target	1
Target Bank	2
Target Benefit Plans	15
Target Contracts	17
Target Deferred Stock Award	4
Target ERISA Plan	15
Target Insiders	4
Target Option	4
Target Pension Plan	38
Target Recommendation	32
Target Restricted Share	4
Target SEC Reports	10
Target Series A Preferred Stock	1
Target Shareholder Approval	32
Target Tax Opinion	43
TARP Purchase	1
Tax Opinions	42
Termination Fee	54
Treasury	1
Warrant	1
Warrant Purchase	1

(a) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger.

10.3 Expenses.

(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

(b) Notwithstanding the foregoing, if:

(i) Either Target or Buyer terminates this Agreement pursuant to Section 9.1(b) or 9.1(c), and at the time of such termination, any Person has made and not withdrawn an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make, and has not withdrawn, an Acquisition Proposal, and within twelve months of such termination Target shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or

(ii) Buyer shall terminate this Agreement pursuant to Section 9.1(d),

then Target shall pay to Buyer an amount equal to $5,000,000 (the “Termination Fee”).  The payment of the Termination Fee by Target pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Buyer in the event of termination of this Agreement pursuant to Sections 9.1(b), 9.1(c) or 9.1(d).  If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction.  If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same day funds within two business days from the date of termination of this Agreement; provided, that in the event of termination pursuant to Section 9.1(d), to the extent that Target is unable to pay the Termination Fee in cash without violating applicable bank regulations, the Termination Fee otherwise payable in cash may instead be paid pursuant to a promissory note secured by all of the capital stock of Target Bank, which note shall bear a market rate of interest and be executed and delivered within the time period otherwise provided in this Section 10.3(b), subordinated to existing indebtedness for borrowed money to the extent required by the terms of such indebtedness, and payable upon the earlier of (x) five years from the Effective Time and (y) the date of consummation of an Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to an Acquisition Transaction.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Target fails to pay any fee payable by it pursuant to this Section 10.3 when due, then Target shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(c), for the Confidentiality Agreement).  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9.

10.5 Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after obtaining Target Shareholder Approval, there shall be made no amendment that requires further approval by such shareholders.

10.6 Waivers.

(a) Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Effective Time, Target, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Target:	BancTrust Financial Group Inc.
107 Saint Francis Street
Mobile, Alabama 36602
Facsimile Number: (251) 431-7851

	Attention:	Henry F. O’Connor III,
Executive Vice President

Copy to Counsel:	DLA Piper LLP (US)
500 Eighth Street, NW
Washington, DC 20004
Facsimile Number: (202) 799-5000

	Attention:	Frank M. Conner III
Michael P. Reed

Hand Arendall LLC
RSA Tower
11 North Water Street
Suite 30200
Mobile, Alabama 36602
Facsimile Number: (251) 544-1624

	Attention:	Brooks P. Milling

Buyer:	Trustmark Corporation
248 E. Capitol Street
P.O. Box 291
Jackson, Mississippi
Facsimile Number: (601) 208-6424

	Attention:	Harris Collier, General Counsel
Louis E. Greer, Executive Vice President and
Chief Financial Officer

Copy to Counsel:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile Number: (212) 403-2000

	Attention:	David E. Shapiro

10.9 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Mississippi.  The Parties all expressly agree and acknowledge that the State of Mississippi has a reasonable relationship to the Parties and/or this Agreement.  As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of Mississippi.  If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Hinds County, Mississippi.  Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

10.10 Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

10.11 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement.  It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15 Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall apply only to the indicated Section of this Agreement, except to the extent that the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

TRUSTMARK CORPORATION

By:	/s/ Gerard R. Host
Name: Gerard R. Host
Title: President and Chief Executive Officer

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. Bibb Lamar, Jr.
Name: W. Bibb Lamar, Jr.
Title: President and Chief Executive Officer